EXHIBIT 99.1

IRADIMED CORPORATION Announces Establishment of a Quarterly Dividend of $0.15 per share and a
Special Cash Dividend of $0.48 per share

Winter Springs, Florida, December 12, 2023 – IRADIMED CORPORATION (the "Company") (NASDAQ: IRMD) announced today that its Board of Directors approved a special cash dividend of $0.48 per share and the initiation of a regular quarterly dividend on the Company's outstanding common stock. The regular quarterly dividend is $0.15 per share. The special cash dividend and the quarterly dividend are payable on January 12, 2024, to shareholders of record at the close of business on December 22, 2023.

Dividend history to date:
At the end of 2021, the Company's Board concluded that the strong financial performance being posted warranted a dividend to return to shareholders some of the available cash held by the Company that was more than the Company's foreseeable needs. Therefore, in February 2022, the Board declared and paid a special cash dividend of $1 per share ($12.6M) to its stockholders. Similarly, in February 2023, the Board declared and paid a special cash dividend of $1.05 per share ($13.2M).

Payment of special dividend and establishment of a quarterly dividend:
On December 7, 2023, the Board decided that the Company’s strong performance warranted the payment of a special dividend of $0.48 (approximately $6.1M) and the initiation of a regular quarterly dividend of $0.15 per share (approximately $1.9M) on the Company's common stock. The special and quarterly dividend have a record date of December 22, 2023, and a payable date of January 12, 2024. This initial quarterly dividend implies a $0.60 per share per annum rate (approximately $7.6M per annum).

Other cash matters concerning the expansion of our facilities to support expected growth:
The Company's continued strong performance has also led to its commitment to significantly expand its production capacity by buying land and building an assembly, R&D, and office facility to replace its current leasehold. The total resource commitment for this expansion is approximately $20M, with approximately $7M expended to date on this project for the land and initial construction expenses. The Company is currently evaluating whether to use available cash for the remainder of this expansion or possibly seek financing for the construction and permanent funding for the facility.

"I am pleased that the Iradimed team is performing at a very high level and that we can not only announce the payment of a special dividend but also begin returning some of our cash generation to our shareholders on a regular basis. I also want to thank our shareholders for the support they have given us, and we will continue to operate our business with the same focus on providing consistent returns to our shareholders,” said Roger Susi, President, Chief Executive Officer, and Chairman of the Company's Board of Directors.

The declaration and payment of any future dividend will remain at the complete discretion of the Company’s Board of Directors and will depend upon the Company’s financial position, results of operations, cash flows, capital requirements, business conditions, future expectations, the requirements of applicable law, and other factors that the Company’s Board of Directors finds relevant at the time of considering a dividend declaration.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in developing innovative Magnetic Resonance Imaging ("MRI") compatible medical devices. We design, manufacture, market, and distribute MRI-compatible medical devices, accessories, disposables, and related services.

We are the only provider of a non-magnetic intravenous ("IV") infusion pump system designed to be safe during MRI procedures.  We were the first to develop an infusion delivery system, eliminating many dangers and problems during MRI procedures.  Standard infusion pumps contain magnetic and electronic components that can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system.  Our patented MRidium® MRI compatible IV infusion pump system has a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures.  Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is essential to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient's vital signs during various MRI procedures.  The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can work virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design, allowing it to travel with the patient from their critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units.  The features of the IRADIMED 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements.  The IRADIMED 3880 MRI-compatible patient vital signs monitoring system has an easy-to-use design and effectively communicates patient vital signs information to clinicians.

For more information, please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements (i.e., statements that are not historical facts).  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, reflect management's current estimates, projections, expectations, or beliefs, and involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, the Company's ability to receive FDA 510(k) clearance for new products and product candidates; unexpected costs, delays or diversion of management's attention associated with the design, manufacture or sale of new products; the Company's ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions, warnings or requests from the FDA or other regulatory bodies; our significant reliance on a limited number of products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.  Further information on these and other factors that could affect the Company's financial results is included in filings we make with the Securities and Exchange Commission from time to time.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

Media Contact:
John Glenn
Chief Financial Officer
iRadimed Corporation
(407) 677-8022
InvestorRelations@iradimed.com